SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Freshpet, Inc.

(Name of Registrant as Specified In Its Charter)

JANA Partners LLC

JANA Partners Management, LP

JANA Strategic Investments Benchmark Master Fund, L.P.

Barry Rosenstein

Scott Ostfeld

Diane Dietz Suciu

Timothy R. McLevish

Kurt T. Schmidt

Ginger Gorden

James Lillie

Carsten Charles (CC) Sabathia, Jr.

Dwyane Wade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

[•], 2023

Dear Fellow Freshpet, Inc. Stockholders:

The attached proxy statement (the “Proxy Statement”) and the enclosed GREEN proxy card are being furnished to you, the stockholders of Freshpet, Inc., a Delaware corporation (“Freshpet” or the “Company”), in connection with the solicitation of proxies by JANA Partners LLC, JANA Partners Management, LP, JANA Strategic Investments Benchmark Master Fund, L.P. and Barry Rosenstein (collectively, “JANA,” “we” or “us”), the JANA Nominees (as defined below), Kurt T. Schmidt (“Mr. Schmidt” or the “Additional JANA Nominee”), Ginger Gorden, James Lillie, Carsten Charles (CC) Sabathia and Dwyane Wade, for use at the 2023 annual meeting of stockholders of Freshpet (including any adjournment, postponement, rescheduling or continuation thereof or any special meeting held in lieu thereof, the “Annual Meeting”), relating to the election of our slate of three nominees (the “JANA Nominees”) named in Proposal 1 of the Proxy Statement—Diane Dietz, Timothy R. McLevish and Scott Ostfeld — to the Board of Directors of Freshpet (the “Board”).

Pursuant to the Proxy Statement, we are soliciting proxies from the holders of shares of Freshpet common stock to vote FOR all of the JANA Nominees for election to the Board at the Annual Meeting.

The Annual Meeting will be held virtually via live webcast on July 25, 2023, at [•] Eastern Time, at [•]. Stockholders as of the Record Date (defined below) will be able to attend the Annual Meeting by visiting the link above, where you will be able to listen to the meeting live, submit questions and vote. To participate in the Annual Meeting, you must pre-register at [•] by [•] p.m. Eastern Time on [•], 2023.

We recommend that you carefully consider the information contained in the Proxy Statement and then support our efforts by completing, signing, dating and returning the enclosed GREEN proxy card today, or by voting via the Internet or telephone. The Proxy Statement and the enclosed GREEN proxy card are first being furnished to stockholders on or about [•], 2023.

If you have already voted using Freshpet’s white proxy card, you have every right to change your vote by completing, signing, dating and returning a later-dated GREEN proxy card or by voting a GREEN proxy card via the internet or telephone.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us, at their address and telephone numbers listed below.

Thank you for your support,

JANA Partners LLC

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of JANA Partners LLC’s proxy materials, please call Innisfree M&A Incorporated at the contacts below.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

STOCKHOLDERS CALL:

1 (877) 750-8338 (TOLL-FREE from the U.S. and Canada) or

+1 (412) 232-3651 (from other locations)

Banks and Brokers Call Collect: (212) 750-5833

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED [•], 2023

FRESHPET, INC.

__________________________

PROXY STATEMENT

OF

_________________________

PLEASE USE THE ENCLOSED GREEN PROXY CARD TO VOTE BY TELEPHONE OR INTERNET TODAY. ALTERNATIVELY, YOU MAY SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD BY MAIL.

This Proxy Statement (this “Proxy Statement”) and the enclosed GREEN proxy card are being furnished by JANA Partners LLC (“JANA Partners”), JANA Partners Management, LP (“JANA Management”), JANA Strategic Investments Benchmark Master Fund, L.P. (“JANA Strategic Investments”) and Barry Rosenstein (“Mr. Rosenstein”) (the foregoing, collectively, “JANA”, “we” or “us”), the nominees named in Proposal 1 (the “JANA Nominees”), Kurt T. Schmidt (the “Additional JANA Nominee”), Dwyane Wade (“Mr. Wade”), Carsten Charles (CC) Sabathia (“Mr. Sabathia”), Ginger Gorden (“Ms. Gorden”) and James Lillie (“Mr. Lillie,” together with Messrs. Wade and Sabathia and Ms. Gorden, the “Advisors” and the Advisors together with the JANA Nominees, the Additional JANA Nominee and JANA, the “Participants”) in connection with the solicitation of proxies from the stockholders of Freshpet, Inc., a Delaware corporation (“Freshpet” or the “Company”).

This Proxy Statement and GREEN proxy card are first being mailed or given to the Company’s stockholders on or about [•], 2023. JANA is seeking the support of stockholders at the upcoming 2023 annual meeting of stockholders (including any adjournment, postponement, rescheduling, or continuation thereof or any special meeting held in lieu thereof, the “Annual Meeting”), to be held via live webcast on July 25, 2023, at [•] Eastern Time.

We believe the incumbent Board’s failures in oversight, reckless deployment of stockholder capital and pervasive conflicts of interest have put and continue to put stockholder capital at risk and led to a 70% decline in Freshpet’s stock price in the year prior to JANA’s public involvement with the Company. In order to protect stockholder interests, we believe that meaningful change is needed at Freshpet.

Therefore, we are providing stockholders the opportunity to elect new, independent and highly qualified individuals to the Board. These JANA Nominees collectively bring public company CEO, CFO, board and investment experience in food and retail sectors, as well as governance, operational, strategy, M&A and finance experience. We believe that the JANA Nominees, if elected, will work constructively and effectively to rehabilitate the Company and maximize stockholder value.

Proposal		Our Recommendation

1.

To elect JANA’s slate of three nominees — Diane Dietz (“Ms. Dietz”), Timothy R. McLevish (“Mr. McLevish”) and Scott Ostfeld (“Mr. Ostfeld”) — to serve as directors and hold office until the annual meeting of stockholders to be held in 2025 and until their respective successors are duly elected and qualified.

FOR all of the JANA Nominees

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023.	FOR

3.	To approve, by advisory vote, the compensation of the Company’s named executive officers.	No Recommendation
4.	To transact other business as may properly come before the Annual Meeting.

The Additional JANA Nominee

JANA nominated Mr. Schmidt to serve as an “Additional JANA Nominee” in the event the Board voluntarily expands Class III of the Board such that four Board seats are up for election rather than three at the Annual Meeting, or if the Board is compelled to return Class III of the Board to its pre-May 17, 2023 size of four directors (any of the foregoing, a “Class III Reinstatement”). In the event of a Class III Reinstatement, JANA will exercise its discretionary authority to vote “FOR” the Additional JANA Nominee on all validly signed and returned GREEN proxy cards. In addition, in the event that one of the JANA Nominees is unable to, or for good cause will not, stand for election at the Annual Meeting, JANA will exercise its discretionary authority to vote for the election of the Additional JANA Nominee in place of such JANA Nominee at the Annual Meeting. In the event of any of the foregoing, JANA will give prompt notice to the Company and will file and disclose to stockholders all relevant information.

The Current Board and Other Matters Pertaining to the Annual Meeting

According to the Company’s Proxy Statement (defined below) and other publicly filed materials, the Board currently consists of ten directors divided into three classes pursuant to a “classified” structure, with three “Class III” directors to be elected at the Annual Meeting. As disclosed in the Company’s Proxy Statement, the Board will, effective as of the Annual Meeting, be reduced to nine directors. Through this Proxy Statement and the enclosed GREEN proxy card, we are soliciting proxies to elect the three JANA Nominees named herein to serve as directors, who, if elected, would constitute a minority of the Board. Freshpet has nominated its own set of directors for re-election at the Annual Meeting. Even if all of the JANA Nominees and the Additional JANA Nominee (as applicable), are elected, because the JANA Nominees and the Additional JANA Nominee (as applicable) would only represent a minority of the members of the Board, there can be no assurance that they would be able to implement the actions that they believe are necessary to enhance stockholder value without the support of the other members of the Board. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement filed with the SEC on [•], 2023 (the “Company’s Proxy Statement”).

We oppose the election of William B. Cyr (“Mr. Cyr”), Olu Beck (“Ms. Beck”) and Leta D. Priest (“Ms. Priest”) (each, an “Opposed Company Nominee” and collectively, the “Opposed Company Nominees”) to the Board for reasons that are described in this Proxy Statement, and therefore urge all stockholders to vote “FOR” all of the JANA Nominees and “WITHHOLD” on all of the Opposed Company Nominees. Stockholders are permitted to vote for any combination of up to three of the JANA Nominees and the Opposed Company Nominees on the GREEN proxy card.

If we are successful in our proxy solicitation, the Board will be comprised of the three JANA Nominees—Diane Dietz, Timothy R. McLevish and Scott Ostfeld—and six incumbent Company directors not up for election at the Annual Meeting. JANA is limited in the incumbent directors it can run against at the Annual Meeting given the Board does not offer Stockholders the ability to annually elect all directors and the Board has taken further actions to limit the number of Board seats available for election at the Annual Meeting. Therefore, the JANA Nominees are committed to supporting the expansion of the Board and re-appointment of the Company’s CEO, Mr. Cyr, should he fail to be re-elected to the Board.

Except as set forth in this Proxy Statement, we are not aware of any other matters to be considered at the Annual Meeting. However, if we learn of any other proposals made at a reasonable time before the Annual Meeting, we will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the GREEN proxy card solicited by the Participants will vote such proxies in their discretion with respect to such matters, subject to applicable law.

The Company has set the close of business on June 12, 2023 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company’s Proxy Statement, there were [•] shares of common stock, par value $0.001 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting as of the Record Date. Each share of Common Stock has one vote.

As of the date of this Proxy Statement, the Participants beneficially own, in the aggregate, [4,584,623] shares of Common Stock, representing [9.5]% of the outstanding shares of Common Stock (based on information disclosed in the Company’s Proxy Statement regarding the number of outstanding shares of Common Stock as of the Record Date), as further described in Annex I.

JANA and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to three nominees on JANA’s enclosed GREEN proxy card. There is no need to use the Company’s white proxy card or voting instruction form, regardless of how you wish to vote.

In addition to events discussed in “The Additional JANA Nominee” above, JANA has reserved the right in the Nomination Notice to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to, as applicable, any JANA Nominee or the Additional JANA Nominee, or the Company purports to further increase the number of directorships after the date hereof and prior to the Annual Meeting. In the case of any of the foregoing, JANA will give prompt written notice to the Company if it chooses to nominate any such additional or substitute nominee and JANA will file an amended proxy statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and includes biographical and other information about such nominees required by the rules of the SEC. There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such a reservation must separately comply with any advance notification requirements provided in the Bylaws.

Additional Information

We urge you to use JANA’s enclosed GREEN proxy card to vote via the Internet or telephone by following the instructions on JANA’s GREEN proxy card. Your vote is important, and we are encouraging stockholders to submit their proxies electronically, if possible. Alternatively, if you do not have access to the Internet or touch-tone phone, please sign, date and return JANA’s GREEN proxy card in the postage-paid envelope provided. Please vote “FOR” all of the JANA Nominees for election to the Board and to “WITHHOLD” on the Opposed Company Nominees with respect to Proposal 1 and “FOR” Proposal 2. We are making no recommendation on Proposal 3.

The Participants represent that (i) they intend to, or are part of a group which intends to, deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the JANA Nominees (and the Additional JANA Nominee, as applicable) at the Annual Meeting and (ii) they intend to, or are part of a group which intends to, solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the JANA Nominees (and the Additional JANA Nominee, as applicable).

This proxy solicitation is being made by JANA and the other Participants and not on behalf of the Board or management of the Company or any other third party.  We are not aware of any other matters to be brought before the Annual Meeting other than as described herein.  Should other matters be brought before the Annual Meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the enclosed GREEN proxy card to vote again by telephone or the Internet by following the instructions on the GREEN proxy card. Alternatively, you may sign, date and return the enclosed GREEN proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the Questions and Answers section.

We urge you to vote using the enclosed GREEN proxy card to vote “FOR” each of the JANA Nominees. We recommend that you DISREGARD and not return any white proxy cards that you may receive from the Company.

For instructions on how to vote and other information about the proxy materials, see the Questions and Answers section of this Proxy Statement.

We urge you to promptly sign, date and return your GREEN proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

STOCKHOLDERS CALL:

1 (877) 750-8338 (TOLL-FREE from the U.S. and Canada) or

+1 (412) 232-3651 (from other locations)

Banks and Brokers Call Collect: 1 (212) 750-5833

BACKGROUND OF THIS PROXY SOLICITATION

REASONS FOR THIS PROXY SOLICITATION

Founded in 2001, JANA Partners is an investment manager specializing in identifying investment opportunities where active engagement with a company, implemented in a constructive manner, can unlock substantial value for the benefit of all stockholders.

JANA has an extensive track record investing in and engaging with undervalued companies in the consumer sector. Notable engagements include Whole Foods, Conagra Brands, PetSmart, Tiffany, TreeHouse Foods, Pinnacle Foods, Walgreens, Bloomin’ Brands and Safeway, among others.

JANA Partners identified Freshpet as an attractive investment because it believed the Company was underachieving its potential and that its shares were significantly undervalued after the Company’s stock price declined dramatically, including 74% over a one-year period from September 21, 2021 to September 21, 2022 (the day before JANA’s investment in the Company was made public). JANA credits this decline in value to the incumbent Board’s failure to oversee management, its reckless approach to capital allocation and pervasive conflicts of interest, including misuse of corporate resources for its own benefit, as well as other notable governance failures.

JANA Believes the Board Has Failed in its Duty to Act in the Best Interests of Stockholders

We believe the Board has repeatedly shown a reckless disregard for stockholder capital by, among other things:

1.	Rubber stamping management’s $1+ billion CapEx program without articulating a credible plan to fund it, while at the same time investing tens of millions of dollars of stockholder capital in an unrelated money-losing venture;
2.	Failing to secure adequate capital for its budgeted CapEx program;
3.	Allowing the Company to fall out of compliance with its debt covenants; and
4.	Choosing—after months of discussing a capital raise—a highly fragile moment in the capital markets, only days after the chaotic collapses of Silicon Valley Bank and Signature Bank, to raise needed capital through an equity-linked convertible bond, in the process reneging on its commitment not to raise equity,[1] prompting Oppenheimer to write “[W]e believe investors were blindsided again on a capital raise” (Oppenheimer, 3/14/23).

We believe the Board has also demonstrated a pattern of lax oversight and failed in its duty to stockholders by repeatedly permitting members of the Board and management to pursue conflicting interests and to divert corporate resources for their own benefit. Included in the following are glaring conflicts we have initially identified, simply as outside observers:

1.	Allowing key members of Freshpet’s leadership—its President & COO and its Vice Chairman—to found, hold executive roles within and devote time and Company resources to another, unrelated company, Hive Brands (“Hive”), which offers competing products;[2]
2.

Permitting two Board members—David Basto (the “Resigned Director”), who has now resigned from the Board as of May 31, 2023, and Ms. Beck—to personally benefit from Hive’s success by serving as a director and a formal advisor, respectively, and appearing in Hive fundraising and marketing materials;

3.	Allowing the Resigned Director, a Partner at The Carlyle Group, during his tenure on the Board, to also serve on the board of Compana Pet Brands, a Carlyle portfolio company that offers competing products, with at least one director, Daryl Brewster (“Mr. Brewster”), being conflicted in approving the Resigned Director’s service on the Compana board having himself served as a Senior Advisor to The Carlyle Group; and
4.	Allowing long-time Freshpet directors—soon-to-be promoted Chairman Walter George, retiring Chairman Charles Norris and Compensation Committee Chairman Daryl Brewster—to utilize Freshpet’s Vice Chairman as the Chief Financial Officer of a blank check company they registered to launch, on top of allowing him to simultaneously serve as Chief Financial Officer of Hive.

____________________

1 Source: Freshpet conference presentation transcripts at ICR (1/9/23) and Consumer Analyst Group of New York (2/22/23).

2 https://nypost.com/2022/10/16/freshpet-investors-howl-as-execs-work-for-rival-pet-food-seller.

That the Resigned Director has left the Board does not erase the conflicting interests that he pursued and was allowed to pursue by the Board and management during his service on the Board. We believe there may be even more extensive conflicts of interest at the Company.

Freshpet’s challenges have been exacerbated by the Board’s failure to properly align and incentivize management. Specifically, the Board designed and implemented a compensation plan in 2020 whereby the only long-term incentive compensation available from 2020 to 2024 is tied to achieving a stock price at or above $142.79 per share (approximately [133]% above the current stock price).3 We believe this program promotes excessive risk taking.

Furthermore, the Board has presided over a management team that has repeatedly overpromised and underdelivered operationally, by, among other things:

1.	Missing profitability guidance;
2.	Reducing long-term margin targets; and
3.	Overseeing gross margin declines for five consecutive years, including a cumulative 1,300+ bps decline in gross margin and 600+ bps decline in EBITDA margin from 2019 to 2022.

JANA Believes the Board Has Taken Extraordinary Measures to Avoid Accountability

Following JANA’s September 2022 disclosure of its ownership stake in the Company, Freshpet’s share price saw a sustained and dramatic reversal of its downward trajectory, with the stock significantly appreciating in the subsequent month4 and the price rising more than [56]% to $[61.38] per share in the eight months since the disclosure, providing “a much-needed narrative shift for the stock.”5  However, rather than electing to engage collaboratively with one of its largest investors with significant consumer sector expertise to take steps to improve the Board and the Company, the current Board has instead taken what we believe to be extraordinary steps to prevent not just JANA—but all stockholders—from having a say in the Company’s future.

On May 17, 2023, the Board announced the abrupt rescheduling of the Annual Meeting to July 25, 2023, more than two months earlier than it has normally been held since at least 2015, giving stockholders only ten days to deliver proper notice of nomination for any potential director nominees.6 Concurrently, the Board also disclosed that it expanded the size of the Board from ten to eleven directors, appointed David B. Biegger (“Mr. Biegger”) as an independent director and then subsequently reduced the size of the Board back to ten just in time for Board Chairman Charles Norris to retire at the Annual Meeting. These actions (collectively the “Board’s May 17 Actions”) have resulted in the reduction of the number of directors up for re-election at the Annual Meeting from four to three, materially reducing stockholders’ ability to effect change at the board level. Furthermore, JANA believes that by appointing Mr. Biegger to Class I, which is up for election in 2024, the Board has also failed to honor its prior commitment to increase Board accountability.7 Moreover, with the Company’s June 2, 2023 announcement of the Resigned Director’s immediate resignation from the Board, the Board has effectively reduced the size of the Board to nine directors effective as of the Annual Meeting.

JANA Partners’ Director Nominees Bring Significant Operational, Management and Public Company Board Experience

The current Board’s recent entrenching actions demonstrate a staggering disconnect between the Board and the Company’s true owners—its stockholders—who the Board is empaneled to and has a fiduciary duty to serve. Therefore, we are providing stockholders the opportunity to elect new, independent and highly qualified individuals to the Board who collectively bring the public company CEO, CFO, board and investment experience in the consumer sector, as well as the governance, operational, strategy, M&A and finance experience necessary to restore good governance and an ownership mindset to the Board. We trust that the JANA Nominees, if elected, will work constructively and effectively to rehabilitate the Company and maximize stockholder value.

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3 Source: The Company’s DEFA, filed with the SEC on August 22, 2022.

4 Stock price as of June 1, 2023. “FRPT shares are down 64% over the last 12 months but recovered 36% in the last month as activist    Jana Partners announced a 10% stake on 9/22.” (Jefferies, 10/20/22).

5 Cowen, 9/22/22.

6 Source: The Company’s DEFA14A, filed with the SEC on May 17, 2023.

7 Source: The Company’s DEFA14A, filed with the SEC on May 17, 2023.

TIMELINE

Outlined below are the key interactions and communications between JANA and the Company leading up to the filing of this Proxy Statement:

On September 22, 2022, JANA filed a Schedule 13D (the “Schedule 13D”) with respect to the Company, reporting that JANA held beneficial ownership of 9.6% of the Company’s outstanding shares of Common Stock; that Ms. Dietz and Mr. Lille, respectively, held beneficial ownership of 0.2% and 0.1% of the Company’s outstanding shares of Common Stock; and that each of Mr. McLevish, Mr. Wade, Mr. Sabathia and Ms. Gorden held beneficial ownership of less than 0.1% of the Company’s outstanding shares of Common Stock. In the Schedule 13D, JANA also reported that it may be deemed to have formed a “group” with the other reporting persons within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder.

The Schedule 13D stated that the reporting persons believed the Company’s Common Stock was undervalued and that they intended to have discussions with the Board and management team regarding: (i) evaluating the Company’s strategic value in a sale, capitalizing on interest in the category from significantly larger players with lower costs of capital, strong operational capabilities, global footprints and greater scale; (ii) capital allocation, including the Company’s capacity expansion initiatives; (iii) operations, fill rates, costs, free cash flow, brand building and margin execution; (iv) investor communication; (v) management; (vi) management compensation and incentives; and (vii) board composition and governance matters.

On September 23, 2022, JANA representatives held a call with Freshpet’s CEO to discuss JANA’s investment in the Company.

On October 13, 2022, JANA representatives met with members of Freshpet’s management and Board and discussed JANA’s extensive history of constructive engagement unlocking value in the consumer sector as well as JANA’s perspectives on the Company. JANA complimented Freshpet on its innovative business model that JANA believed was supported by durable secular trends. However, JANA expressed concern that Freshpet’s operational struggles scaling its business and managing complexity, coupled with its meaningful increase in capital expenditures without clear funding, had introduced substantial and outsized risk for the Company’s shareholders. JANA stated that it believed these factors had led to Freshpet’s poor share price performance as well as a loss of confidence in the Company and very serious concerns about liquidity and balance sheet health among investors. JANA further indicated its view that significant change to the status quo was required to unlock value. JANA concluded with recommending the Board take the following specific steps: 1) immediately reduce liquidity risk and better prioritize capital deployment, 2) evaluate the risk of the Company’s standalone plan against its strategic value with the help of outside advisors, and 3) enhance the Board and management, properly align management with shareholder value creation to improve execution, provide better oversight and restore investor confidence.

On November 3, 2022, during a video call between Freshpet’s CEO and interim CFO and JANA representatives, JANA discussed recently reported business performance, the Company’s recently announced revisions to its CapEx plan, the Company’s liquidity position and ability to fund CapEx, the Company’s Ennis facility expansion and the Board’s feedback to JANA’s specific suggestions at the October 13, 2022 meeting.

JANA continued to express its concerns about the level of liquidity risk facing the Company and asked management to bridge the Company’s funding position with prospective cash needs for its revised capital expenditure plan. The Company’s interim CFO provided a bridge loan to fund CapEx that included $260mm of cash on the Company’s balance sheet as of September 30, capital available to the Company under its credit facility and the expectation for improvements in net working capital and operating cash flow. Additionally, JANA requested feedback from the Board regarding the October 13, 2022 meeting, to which management stated that while JANA’s views were “taken under consideration,” they were not at liberty to share any outcomes from the Board’s discussions. JANA reiterated its ongoing concerns about liquidity at Freshpet and the Company’s plan to fund planned capital expenditures. JANA also reiterated its views regarding the benefits of comparing the Company’s standalone plan against its strategic value and that board change would be necessary should the Company remain independent.

On November 8, 2022, the Company filed its 10-Q for its 2022 third fiscal quarter. The filing disclosed that the Company had fallen out of compliance with the covenants associated with its credit facility and that as a result it had utilized approximately $75mm of its $260mm available cash to defease said breach subsequent to the close of the third quarter. Specifically, in “Note 12 – Subsequent Events” the Company stated that “As of September 30, 2022, the Company was not in compliance with the total funded debt ratio and the fixed charge coverage ratio financial covenants associated with the credit facility referenced in Note 5. Prior to the issuance of these financial statements, the lenders under the Credit Facility consented to such covenants not being tested as of such date. At the time such consent was granted, the Company repaid in full the $ 75,214 outstanding amount under the Delayed Draw Facility.”

On December 9, 2022, JANA filed an amendment to its Schedule 13D, reporting that JANA, together with the other group members named above, beneficially owned approximately 8.9% of the outstanding shares of Common Stock. The amendment indicated that Mr. Schmidt would serve as a potential JANA Nominee because JANA believed that there would be four spots in Class III open for election at the Annual Meeting.

On December 14, 2022, Mr. Ostfeld called Mr. Cyr to inform Freshpet that in order to address JANA’s ongoing concerns with the Board, JANA intended to solicit proxies at the Annual Meeting.

On December 15, 2022, JANA filed a second amendment to its Schedule 13D in which JANA added Mr. Schmidt as a reporting person and reported that it had notified the Company of its intent to solicit proxies at the Annual Meeting.

On February 22, 2023, representatives of Freshpet and JANA met at an industry conference and discussed the Company’s decision to lower its long-term margin targets in spite of its previously communicated expectations for higher efficiency from its new Ennis, Texas manufacturing facility and improved distribution capabilities to the West Coast. JANA representatives and Freshpet management also discussed a competitor’s recent announcement of a product launch in the Company’s category, including the competitive and strategic implications for Freshpet.

On March 2, 2023, representatives of Freshpet and JANA discussed the Company’s Q4 2022 earnings report during a video call.

On March 14, 2023, after market close, Freshpet issued a press release indicating they would be launching a $350 million equity-linked capital raise.

On March 14, 2023, Freshpet’s CEO and CFO called JANA representatives to draw their attention to the March 14, 2023 press release. Freshpet’s representatives solicited JANA’s feedback on the announcement and JANA expressed outrage at the execution risk of the offering (coming just days after multiple banks had failed) and with the possibility of additional bank failures disrupting the offering while it was still being marketed through the following trading day. JANA also expressed surprise at the Company’s decision to renege on its prior commitment to not raise equity at a time when the Company was trying to rebuild its credibility with investors, particularly given the equity-linked security being offered had a conversion price that was only a modest premium8 to the stock price when the Company said that it would not raise equity.9 Mr. Ostfeld also expressed concern that the Company would be paying its underwriters what he estimated to be $70 million of the capital raised to execute a separate options trade to synthetically increase the conversion price. Finally, JANA noted that the Board’s decision to choose a national banking crisis as the moment to raise needed capital, when the Company had been discussing a capital raise for months, further highlighted concerns around capital allocation decision making and reinforced JANA’s view regarding the need for board change at Freshpet.

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8 Before accounting for Freshpet synthetically increasing the conversion price by investing almost 20% of the proceeds of the offering to purchase options on Freshpet’s stock in a transaction unrelated to the equity-linked offering, according to the Company’s Form 8-K filed with the SEC on March 23, 2023.

9 The equity-linked capital raise has a conversion price of $69.68 (before synthetically increasing the conversion price through the purchase of options on Freshpet stock) vs. the $63.24 closing stock price on 2/22/23 when Freshpet reiterated that it would not be raising equity at the Consumer Analyst Group of New York conference.

On March 15, 2023, JANA issued a public statement titled “JANA Partners Statement on Freshpet’s Ill-Conceived Capital Raise” highlighting the risky market timing of the capital raise and that JANA believes “Freshpet requires either significant board change, or in the absence of such change, should be sold.”

On March 16, 2023, during a call between Mr. Ostfeld and Mr. Cyr, Mr. Ostfeld reiterated JANA’s view of the incredible risk the Board took in pursuing a capital raise in the midst of a national banking crisis, but having plowed ahead and undertaken the risk, JANA was relieved that the deal was able to close without the disruption of a bank failure because a failed offering could have been disastrous. Mr. Cyr expressed his surprise that JANA was still a shareholder in Freshpet given the Company was not selling itself. Mr. Ostfeld reiterated that while JANA believes Freshpet is a highly attractive strategic asset, JANA’s investment in Freshpet was not predicated on a sale of the Company, and that JANA believed Freshpet offered meaningful standalone upside with the right board and oversight in place.

On March 16, 2023, during a call between Mr. Ostfeld and Todd Cunfer, Mr. Ostfeld reiterated JANA’s view of the incredible risk the Board took in pursuing a capital raise in the midst of a national banking crisis, but having plowed ahead and undertaken the risk, JANA was relieved that the deal was able to close without the disruption of a bank failure because a failed offering could have been disastrous. They also discussed the stock price response to the offering through the trading day following the announced offering, having been down more than 15% in the immediate aftermath of the announcement and closing down 2% as it became clear to the market through the day that the offering would succeed.

On March 22, 2023, during a call between Craig Steeneck (“Mr. Steeneck”), a member of Freshpet’s Board, and Mr. Ostfeld, Mr. Steeneck requested that JANA sign a confidentiality agreement in order to share the names of two executives the Company was considering adding to the Board and to see if their addition formed a basis for JANA to enter into a settlement agreement and standstill agreement.

On March 31, 2023, during a video call with Freshpet’s CEO and members of the Board, JANA representatives discussed a confidentiality agreement and notified JANA of their plan to have one of the director candidates they identified be an addition to the Board and the other candidate be a replacement for an existing Board member. Freshpet’s Board further communicated that the directors were known to JANA and believed these Board changes would resolve JANA’s concerns. Freshpet also expressed interest in reaching a resolution ahead of the Company’s April 12th investor event and informed JANA that one of the candidates required their name to remain confidential. JANA asked Freshpet to provide a confidentiality agreement that was limited to the name of the candidate.

On April 12, 2023, a JANA representative attended the Company’s facility tour and investor event in Ennis, Texas.

On April 13, 2023, Mr. Steeneck contacted Mr. Ostfeld to provide an update that Freshpet was working on a limited confidentiality agreement to allow the sharing of the name of the director candidate and to schedule a time to discuss the new director candidate and “other governance items we have been working on.”

On April 17, 2023, during a video call with Freshpet’s CEO, members of the Board and JANA representatives, Freshpet disclosed they would like to add Mr. Biegger to the Board. Freshpet also informed JANA that the current Chairman would not stand for reelection at the Annual Meeting. They further stated that the Company would name a new Chairman but that although they had not yet decided on Board leadership, they intended to keep the CEO and Chairman roles separate. Freshpet further communicated that they were seeking a standstill from JANA and an endorsement of the Company. Furthermore, Freshpet and JANA’s representatives discussed additional governance considerations concerning other director candidates.

On May 2, 2023, JANA representatives spoke with Mr. Biegger and another Company candidate via two video calls. During the discussion with Mr. Biegger, he expressed strong interest in lending his extensive experience to help Freshpet with supply chain related issues. However, he also indicated he was unaware of long-standing capital allocation issues and liquidity concerns, Board conflicts of interest involving outside ventures and other governance-related issues at the Company.

On May 8, 2023, during a video call between Freshpet’s CEO, CFO and COO and JANA representatives, the parties discussed the Company’s Q1 2023 results.

On May 11, 2023, during a video call with Freshpet’s CEO, members of the Board and JANA representatives, Freshpet expressed their interest in reaching a settlement as soon as possible. JANA provided feedback on potential directors including Mr. Biegger. JANA indicated they have known him for years from Mr. Ostfeld’s previous service on the Board of Conagra Brands, viewed him favorably and thought he would be well-equipped to aid Freshpet with the Company’s supply chain-related issues. However, as a first-time public company director with no prior experience overseeing and remediating the Board’s numerous conflicts of interest and governance and capital allocation issues (all of which he had been unaware of), JANA believed his addition to the Board alone would be insufficient to address these issues, and therefore JANA could not reach a settlement that would potentially limit its rights with a standstill agreement.

Freshpet asked what would be an acceptable basis for a settlement, to which JANA indicated that they thought it was premature to reach a settlement given several outstanding concerns had not been resolved and with several months to the Company’s anticipated Annual Meeting. However, JANA noted that it would be willing to agree to a settlement and to not nominate directors at the Annual Meeting with: 1) the addition of two new directors, consisting of a JANA representative, likely Mr. Ostfeld, and one of the highly qualified JANA nominees, 2) two incumbent directors stepping down from the Board, and 3) the ability to provide input and feedback on the process for selecting the new Board Chairman, in light of the material conflicts of interest among several Board members.

Mr. Steeneck asked if, as part of JANA’s suggested settlement, resolving the Hive conflicts of interest, compensation alignment issues and other governance matters JANA had raised could wait to be resolved until after JANA’s two suggested candidates were added to the Board as part of a settlement. JANA indicated that this could be possible. JANA indicated that Mr. Ostfeld would be out of the country and difficult to reach the week of May 15th, and therefore requested feedback before or after that.

On May 12, 2023, during a call with Mr. Steeneck and Mr. Ostfeld, Mr. Steeneck indicated that Freshpet’s Board thought their proposed Board changes addressed the Company’s outstanding issues and all the concerns JANA raised, and that the Board would not be interested in a settlement beyond adding Mr. Biegger to the Board. Mr. Ostfeld suggested that the dialogue continue and reiterated that he would be unavailable the week of May 15th.

On May 17, 2023, the Company announced the Board’s May 17 Actions via a press release. Such actions were taken when the Company knew Mr. Ostfeld was out of the country and, as indicated above, were taken despite the Company’s purported assurances that the size of Class III would remain at four and that four directors would be up for election at the Annual Meeting. As discussed further above, JANA believes these actions were taken to entrench the current Board in the face of a potential proxy contest by JANA. On the same day, Freshpet’s CEO contacted Kevin Galligan, a JANA representative, to make JANA aware of Freshpet’s press release disclosing that the Board had accelerated the timeline for the meeting and to file notice to nominate directors and to let JANA know that they could get the necessary questionnaire to nominate directors for the Annual Meeting from their outside counsel.

On May 24, 2023, JANA issued a letter via press release to the Company’s stockholders, highlighting its serious concerns regarding the Board’s current oversight of the Company and of its intention to nominate the JANA Nominees at the Annual Meeting. That same day, JANA filed a third amendment to its Schedule 13D, reporting that JANA, together with the other group members named above, beneficially owned approximately 9.3% of the outstanding shares of Common Stock.

On May 25, 2023, JANA’s legal counsel delivered a letter to the Board, disapproving of the Board’s May 17 Actions, expressing its belief that the Board’s May 17 Actions caused the Board to breach its fiduciary duties and asking the Board to expand the number of open director seats up for election at the Annual Meeting from three to four. Later that day, JANA submitted a notice of its intent to nominate the JANA Nominees and, as applicable, the Additional JANA Nominee for election as directors at the Annual Meeting.

On May 26, 2023, JANA’s legal counsel sent a letter to the Company requesting access to certain stockholder list records.

On June 1, 2023, JANA filed a Verified Complaint (the “Verified Complaint”) in the Chancery Court in the State of Delaware (the “Court”), captioned JANA Partners LLC, JANA Partners Management, LP, and JANA Strategic Investments Benchmark Master Fund, L.P., against Charles A. Norris, William B. Cyr, J. David Basto, Olu Beck, Daryl G. Brewster, Lawrence S. Coben, Walter N. George III, Jacki S. Kelley, Leta D. Priest, Craig D. Steeneck and David B. Biegger, and Freshpet, Inc., the details of which are explained more fully in the “Ongoing Litigation Relating to this Solicitation” section below.

On June 2,  2023, the Company filed a Current Report with the SEC on Form 8-K, announcing the Resigned Director’s resignation from the Board, effective May 31, 2023. The Company also disclosed that the Board had decided to eliminate the suddenly vacated seat, effectively further reducing the size of the Board.

On June 2, 2023, the Company filed its preliminary proxy statement.

Ongoing Litigation Relating to this Proxy Solicitation.

The Verified Complaint alleges that, through the Board’s May 17 Actions, the Board breached its fiduciary duty of loyalty. In the litigation (the “JANA Litigation”), JANA seeks orders (i) declaring that the defendant Board members breached their fiduciary duties by decreasing the number of directors in Class III and increasing the number of directors in Class I; (ii) declaring that stockholders have an opportunity to elect four Class III directors at the Annual Meeting; and (iii) compelling a director in Class I or Class II to stand for election at the Annual Meeting as a Class III director. JANA also filed a motion to expedite proceedings related to the Verified Complaint, seeking to resolve the issues raised therein prior to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

According to the Company’s Proxy Statement, three directors are to be elected to the Board at the Annual Meeting. We seek your support in electing the JANA Nominees because we believe they will bring fresh and objective perspectives to the Board and add significant capital allocation, food industry, leadership, business development and commercial expertise as directors of the Company. We further believe that new perspectives from these experienced JANA Nominees will help the Company to deliver greater value to stockholders and drive future success for the Company’s business.

JANA is opposing the election of all of the Opposed Company Nominees because we believe that the best opportunity for Freshpet to realize its potential is for the JANA Nominees to be elected. Accordingly, stockholders should vote “FOR” all of the JANA Nominees and to “WITHHOLD” on the Opposed Company Nominees on the GREEN proxy card. We therefore urge stockholders to vote “FOR” all of the three JANA Nominees and to “WITHHOLD” on the Opposed Company Nominees on the GREEN proxy card.

JANA intends to vote all of its shares of Common Stock “FOR” all of the JANA Nominees and to “WITHHOLD” on the Opposed Company Nominees.

If we are successful in our proxy solicitation, the Board will be comprised of the three JANA Nominees—Diane Dietz, Timothy R. McLevish and Scott Ostfeld—and six incumbent Company directors not up for election at the Annual Meeting. JANA is limited in the incumbent directors it can run against at the Annual Meeting given the Board does not offer Stockholders the ability to annually elect all directors and the Board has taken further actions to limit the number of Board seats available for election at the Annual Meeting. Therefore, the JANA Nominees are committed to supporting the expansion of the Board and re-appointment of the Company’s CEO, Mr. Cyr, should he fail to be re-elected to the Board.

According to the Company’s public filings, following stockholder approval at the Company’s 2021 annual meeting of stockholders, the Company amended its Certificate of Incorporation to provide that the Board will be fully declassified by its 2025 annual meeting of stockholders, with each director to be elected on an annual basis thereafter. The Company’s public filings further provide that directors elected to the respective classes of directors whose terms expire at the Company’s annual meeting of stockholders in each of 2023 and 2024 shall be elected to hold office until the Company’s annual meeting of stockholders in 2025 and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement. From the Company’s public statements, the Participants understand that the three Class I and three Class II incumbent Directors will serve out the remainder of their three-year terms, until the 2024 and 2025 annual meetings of stockholders, respectively, and until their successors have been duly elected and qualified. There is no assurance that any of the Company’s nominees will serve as a director if one or more of the JANA Nominees (and the Additional JANA Nominee, as applicable) are elected to the Board.

The age and other information related to the JANA Nominees shown below are as of the date of the filing of this Proxy Statement.

JANA Nominees:

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

Diane Dietz Business Address: c/o JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153	57

Ms. Dietz’s principal occupation is as an investor in pre-IPO disruptor companies and an advisor in the consumer and retail spaces. Ms. Dietz has served on the board of directors of Whirlpool Corporation (NYSE: WHR), a manufacturer and marketer of home appliances, since 2013, where she serves on the Finance, Human Resources and Compensation Committees. She has also served on the board of directors of Nuro, Inc., an autonomous delivery company, since 2021, where she also serves on the Compensation and the Nomination and Governance Committees. Previously, Ms. Dietz served as President and CEO of Rodan & Fields, LLC, a premium skincare brand, from 2016 to 2021. She has also served as Executive Vice President and Chief Marketing Officer for Safeway, Inc. from 2008 to 2015 and in various roles at Procter & Gamble Company (NYSE: PG), a personal care products company, from 1989 to 2008, including as Executive Vice President of Oral Care. Ms. Dietz holds a B.S. in Marketing & Economics from Northern Illinois University.

Ms. Dietz’s qualifications as director include her proven ability to drive sales and deliver dramatic improvements across a range of business metrics in both the consumer packaged goods and retail industries.

Timothy R. McLevish Business Address: c/o JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153	68

Mr. McLevish’s principal occupation is as a Managing Partner of Strategic Advisory Partners LLC, an investing and advisory business. Mr. McLevish has served in this role since 2018. Mr. McLevish has also served as a member of the board of directors of Revlon, Inc., a cosmetics company, since 2023, including as Chair of the Audit Committee. Additionally, Mr. McLevish served on the board of directors of R.R. Donnelley & Sons Company (NASDAQ: RRD), an integrated communications company, from 2016 to 2022, where his roles included Chair of the Audit Committee and member of the Compensation Committee. Mr. McLevish previously served as Executive Chairman of Lamb Weston Holdings Inc. (NYSE: LW), a food company, and as a member of the boards of directors of Conagra Brands Inc., a packaged food company, Kennametal, Inc. (NYSE: KMT), a metalworking and machinery company, and URS Corporation (acquired by AECOM), an engineering and construction company. Previously, Mr. McLevish was Chief Financial Officer of Walgreens Boots Alliance Inc., (NASDAQ: WBA) and its predecessor company Walgreen Co., a food and drug retailer, from 2014 to 2015, where he subsequently held the role of senior advisor to the Chief Executive Officer from 2018 to 2019. He also held various positions with Kraft Foods Group, Inc., the predecessor to Kraft Heinz Co. (NYSE: KHC) and its predecessor company Kraft Foods, Inc., a manufacturer and marketer of packaged food products, including serving as Executive Vice President and Chief Financial Officer of Kraft Foods Group, Inc. from 2012 to 2013, Executive Vice President and advisor to the Chief Executive Officer from 2011 until 2013 and as Chief Financial Officer from 2007 to 2011. Mr. McLevish was also previously Chief Financial Officer of Carrier Global Corp. (NYSE: CARR), an HVAC manufacturer, from 2019 to 2020 and Ingersoll Rand Inc. (NYSE: IR), a diversified industrial manufacturer, from 2002 to 2007. Mr. McLevish graduated from the University of Minnesota in 1982 with a Bachelor’s degree in Accounting and Economics. He received an M.B.A. from Harvard Business School in 1985 and is a certified public accountant.

Mr. McLevish’s qualifications as a director include his over two decades of executive leadership and board experience, including as chief financial officer and Audit Committee Chair, in a broad range of multinational companies in the consumer goods and packaged food industries.

Scott Ostfeld Business Address: c/o JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153	46

Mr. Ostfeld has more than 17 years of experience investing and engaging with companies to drive stockholder value. He is a Managing Partner of JANA Partners and Co-Portfolio Manager of JANA Strategic Investments, a strategic investment fund specializing in enhancing stockholder value through active stockholder engagement. Prior to joining JANA Partners in 2006, Mr. Ostfeld was at GSC Partners, where he served in their distressed debt private equity group and focused on acquiring companies through the restructuring process and enhancing value as an equity owner. Mr. Ostfeld was previously an investment banker at Credit Suisse First Boston Corporation, where he worked on M&A and capital raising. Mr. Ostfeld has served on the board of Treehouse Foods, Inc. (NYSE: THS), a private label food manufacturer, since April 2022. He previously served on the boards of Conagra Brands Inc. (NYSE: CAG), a packaged food company, HD Supply Holdings, a distribution business, until its sale to Home Depot and Team Health Holdings, a physical practice management business, until its sale to Blackstone. He serves as a member of the advisory board of Columbia University’s Richman Center for Business, Law and Public Policy. Mr. Ostfeld holds a B.A. in Art History from Columbia University, a J.D. from Columbia Law School and an M.B.A. from Columbia Business School.

Mr. Ostfeld’s qualifications to serve as a director include his substantial experience in the areas of finance, capital allocation and mergers & acquisitions, his expertise in the corporate governance and stockholder engagement arenas and his extensive public company board experience.

We urge stockholders to vote FOR all three of the JANA Nominees using the GREEN proxy card today!

Additional JANA Nominee:

Kurt T. Schmidt Business Address: c/o JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153	66

Mr. Schmidt’s principal occupation is as a corporate director. Since 2018, he has served on the board of directors, including as a member of the Organization and Compensation and Governance Committees, of the Campbell Soup Company (NYSE: CPB), a packaged food company. From 2020 to 2022, he served as President and Chief Executive Officer of Cronos Group Inc. (NASDAQ: CRON), a cannabinoid company. Previously, Mr. Schmidt served as a director and Chief Executive Officer of Blue Buffalo Pet Products, Inc., a pet food company, from 2012 through 2016. From 2007 until 2012, Mr. Schmidt served in various roles at Nestlé S.A., a food and drink processing conglomerate, including as President and CEO of Nestlé Nutrition North America. Prior to that, he was the President and Chief Executive Officer of Gerber Products Company, a purveyor of baby food and baby products, from 2004 until its sale to Nestlé in 2007. Mr. Schmidt received a Bachelor’s degree in Chemistry from the United States Naval Academy and an M.B.A. from the University of Chicago.

Mr. Schmidt’s qualifications as a director include his over fifteen years of significant leadership experience, including as chief executive officer and director of multiple public companies, in the food, beverage and consumer packaged goods industry.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. We believe that, if elected, each of the JANA Nominees (and the Additional JANA Nominee, if applicable) will be considered an independent director of the Company under (i) the Company’s Corporate Governance Guidelines, adopted December 21, 2021; (ii) Rule 5605(a)(2) of NASDAQ’s Listing Rules (the “NASDAQ Listing Rules”); and (iii) paragraph (a)(1) of Item 407 of Regulation S-K. Under the NASDAQ Listing Rules, however, a final determination as to the independence of the JANA Nominees (and the Additional JANA Nominee, if applicable) will not be made until after their election and appointment to the Board.

We refer stockholders to the Company’s proxy statement for the biographies and other important information regarding the Company’s nominees. The Company’s proxy statement and form of proxy distributed by the Company will become available free of charge on the SEC’s website at www.sec.gov.

JANA nominated Mr. Schmidt to serve as an “Additional JANA Nominee” in the event of a Class III Reinstatement. In the event of a Class III Reinstatement, JANA will exercise its discretionary authority to vote “FOR” the Additional JANA Nominee on all validly signed and returned GREEN proxy cards. In addition, in the unlikely event that one of the JANA Nominees is unable to, or for good cause will not, stand for election at the Annual Meeting, JANA will exercise its discretionary authority to vote for the election of the Additional JANA Nominee in place of such JANA Nominee at the Annual Meeting. In the event of any of the foregoing, JANA will give prompt notice to the Company and will file and disclose to stockholders all relevant information.

Each of the JANA Nominees (except for Mr. Ostfeld), the Additional JANA Nominee and Mr. Lillie has entered into a nomination agreement pursuant to which JANA Management has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting and to defend and indemnify such JANA Nominees (except for Mr. Ostfeld), the Additional JANA Nominee and Mr. Lillie against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on (if applicable) their nomination as candidates for election to the Board and the solicitation of proxies in support of his or her election. Each JANA Nominee (except for Mr. Ostfeld), the Additional JANA Nominee and Mr. Lillie received compensation in the amount of $60,000 following the submission of a notice of nomination for their election to the Board of the Company at the Annual Meeting by certain affiliates of JANA Management and each JANA Nominee (except for Mr. Ostfeld), the Additional JANA Nominee and Mr. Lillie will receive an additional $120,000 in the event of his or her appointment or election. Each JANA Nominee (except for Mr. Ostfeld), the Additional JANA Nominee and Mr. Lillie have agreed to hold shares of Common Stock with a market-value equal to at least the estimated after-tax proceeds of $120,000 (adjusted for taxes) as of the date of his or her election or appointment, subject to certain exceptions, until the later of when he or she is no longer a director of the Company and three years. Neither the JANA Nominees (nor the Additional JANA Nominee, as applicable) will receive any compensation from JANA Management or its affiliates for their services as directors of the Company if elected. If elected, the JANA Nominees (and the Additional JANA Nominee, as applicable) will be entitled to such compensation from the Company as is consistent with the Company’s practices for the services of non-employee directors.

Messrs. Wade and Sabathia have each entered into a special advisor agreement (each, a “Special Advisor Agreement” and, collectively, the “Special Advisor Agreements”), with JANA Management, pursuant to which each of Messrs. Wade and Sabathia agreed to serve as special advisor to JANA in its review and analysis of the Company’s business, operations, marketing and strategy and related services. Pursuant to each Special Advisor Agreement, each of Messrs. Wade and Sabathia received compensation of $60,000 and each of Messrs. Wade and Sabathia agreed to purchase Common Stock and hold such Common Stock until the earlier of (A) the conclusion of the Annual Meeting and (B) the termination of this proxy solicitation.

Ms. Gorden has entered into a confidentiality agreement (the “Confidentiality Agreement”) with JANA Management. Pursuant to the Confidentiality Agreement, Ms. Gorden has agreed to hold any securities of the Corporation she purchases prior to the end of the term of the Confidentiality Agreement until the earlier of (A) the conclusion of the Annual Meeting and (B) the termination of this proxy solicitation.

Each of the JANA Nominees has agreed to being named as a JANA Nominee in any proxy statement in connection with the Annual Meeting and has confirmed his or her willingness to serve on the Board if elected. We do not expect that any of the JANA Nominees will be unable to stand for election, but, in the event that a JANA Nominee is unable to or for good cause will not serve or in the event of a Class III Reinstatement subsequent to the date of this Proxy Statement, the shares of Common Stock represented by the GREEN proxy card will be voted for the Additional JANA Nominee by JANA.

In addition to the foregoing, JANA has reserved the right in the Nomination Notice to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to, as applicable, any JANA Nominee or the Additional JANA Nominee, or the Company purports to further increase the number of directorships after the date hereof and prior to the Annual Meeting. In the case of any of the foregoing, JANA will give prompt written notice to the Company if they choose to nominate any such additional or substitute nominee and JANA will file an amended proxy statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and includes biographical and other information about such nominees required by the rules of the SEC. There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such a reservation must separately comply with any advance notification requirements provided in the Bylaws.

At the present time, JANA has no reason to believe that any of the JANA Nominees will be unable to serve or for good cause will not serve as a candidate or a director.

Vote Required.

According to the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Company’s Proxy Statement, directors shall be elected by a plurality of the votes cast in contested elections (meaning that the three director nominees who receive the most votes “FOR” their election by the stockholders will be elected to the Board). “WITHHOLD” votes and broker non-votes, if any, will be counted for purposes of determining if there is quorum at the Annual Meeting, but will otherwise have no effect on the outcome of the election of directors and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

We urge you to vote today using our GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the enclosed GREEN proxy card to vote again by telephone or by Internet. We encourage all stockholders to submit their proxies electronically. If you do not have access to a touch-tone phone or the Internet, please sign, date and return the enclosed GREEN proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?”

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree, at 877-750-8338 (TOLL-FREE from the U.S. and Canada), +1 (412) 232-3651 (from other locations).

We Recommend a Vote FOR all of the JANA Nominees using the GREEN proxy card.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has re-appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2023. The Company’s proxy statement asks stockholders to ratify the appointment of KPMG. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Company’s proxy statement states that if stockholders do not ratify the appointment of KPMG independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2023, the Company will reconsider its selection of KPMG.

Vote Required.

According to the Bylaws and the Company’s Proxy Statement, the approval of Proposal 2 requires the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as votes “against” Proposal 2.

We Recommend a Vote FOR Proposal 2 on the GREEN proxy card.

PROPOSAL 3: APPROVAL, BY ADVISORY VOTE, OF COMPENSATION OF THE COMPANY’S NAMED EXECUTED OFFICERS

The Company asks stockholders to approve, by advisory vote, the compensation of the Company’s Named Executive Officers (“NEOs”), as disclosed in the Company’s Proxy Statement.

We are making no recommendation on the proposal to approve the compensation of the Company’s NEOs. The Participants intend to vote all of their Common Shares against Proposal 3.

The Company requests a non-binding, advisory vote on a resolution substantially in the following form:

RESOLVED, that the stockholders of Freshpet, Inc. (the “Company”) approve, on a non-binding advisory basis,

the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation

S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

We encourage all stockholders to review the Company’s proxy disclosures in the Company’s proxy statement in detail.

Note: The stockholder vote on this Proposal 3 will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board, or creating or implying any change to, or additional fiduciary duties for, the Company or the Board.

Vote Required.

According to the Bylaws and the Company’s Proxy Statement, the approval of Proposal 3 requires the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as votes “against” Proposal 3.

We make no recommendation on Proposal 3 on the GREEN proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

Only holders of Common Stock at the close of business on the Record Date, June 12, 2023, are entitled to notice of and to vote at the Annual Meeting. Stockholders who sold shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights).  Pursuant to the Company’s Proxy Statement, the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

If you hold shares through a bank, broker or other custodian (referred to as shares held in “street name”), the custodian will provide you with a copy of the Proxy Statement and a GREEN voting instruction form. We encourage you to provide voting instructions so that your shares can be counted in the election of directors and the other matters to be considered at the Annual Meeting.

How do I vote my shares?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today by telephone or by internet following the directions on the enclosed GREEN proxy card or by signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote FOR all of the JANA Nominees. Please follow the instructions to vote provided on the enclosed GREEN voting instruction form. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by mailing them to Innisfree, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

IF YOU SUBMIT A VALIDLY EXECUTED GREEN PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO A PROPOSAL, THE GREEN PROXY CARD WILL BE VOTED AS FOLLOWS WITH RESPECT TO ANY SUCH PROPOSAL: “FOR” ALL THE JANA NOMINEES LISTED IN PROPOSAL 1, “WITHHOLD” ON ALL THE OPPOSED COMPANY NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “ABSTAIN” ON PROPOSAL 3.

WHILE YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY OR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, YOU MAY MARK A VOTE “FOR” ONLY THREE NOMINEES IN TOTAL. IF YOU MARK A VOTE “FOR” WITH RESPECT TO FEWER THAN THREE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU MARK A VOTE “FOR” WITH RESPECT TO MORE THAN THREE NOMINEES, YOUR VOTES ON PROPOSAL 1 REGARDING NOMINEES WILL BE INVALID AND WILL NOT BE COUNTED.

How should I vote on each proposal?

JANA recommends that you vote your shares using the GREEN proxy card as follows:

“FOR” all of the JANA Nominees standing for election to the Board and to “WITHHOLD” on the Opposed Company Nominees (Proposal 1); and

“FOR” the ratification of the Company’s selection of independent registered public accounting firm (Proposal 2).

We are making no recommendation on the advisory proposal to approve the compensation of the Company’s named executive officers (Proposal 3).

How many shares must be present to hold the Annual Meeting?

According to the Bylaws, the holders of a majority in voting power of the shares of capital stock of the Company entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. For more information on broker non-votes, see “What are “broker non-votes” and what effect do they have on the proposals?” below.

What vote is needed to approve each proposal?

•	Proposal 1 – Election of Directors. According to the Charter and Bylaws, and the Company’s Proxy Statement, directors shall be elected by a plurality of the votes cast in contested elections (meaning that the three director nominees who receive the most votes “FOR” their election by the stockholders will be elected to the Board). “WITHHOLD” votes and broker non-votes, if any, will be counted for purposes of determining if there is quorum at the Annual Meeting, but will otherwise have no effect on the outcome of the election of directors and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

PLEASE SUPPORT ALL THREE OF JANA’S NOMINEES BY SUBMITTING YOUR VOTE “FOR” ALL OF THE JANA NOMINEES ON THE GREEN PROXY CARD. PLEASE DO NOT SIGN OR RETURN A WHITE PROXY CARD FROM THE COMPANY, EVEN IF YOU INSTRUCT TO “WITHHOLD” ON THE OPPOSED COMPANY NOMINEES. DOING SO WILL REVOKE ANY PREVIOUS VOTING INSTRUCTIONS YOU PROVIDED ON THE GREEN PROXY CARD (ONLY YOUR LATEST DATED PROXY CARD COUNTS).

•	Proposals 2 and 3. According to the Bylaws and the Company’s Proxy Statement, the approval of Proposals 2 and 3 requires the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as votes “against” Proposals 2 and 3. Broker non-votes, if any, will not count as votes cast on Proposals 2 and 3 and will not be counted in evaluating the results of the vote.

What are “broker non-votes” and what effect do they have on the proposals?

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the shares fails to provide the broker with specific instructions on how to vote on any “non-routine” matters brought to a vote at the stockholder meeting. It is our understanding that under the rules governing brokers’ discretionary authority, because both the Participants and the Company are using universal proxy cards, brokers holding shares in your account will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. As a result, there will be no broker non-votes. In such case, if you do not submit any voting instructions to your broker, then your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists. We urge you to instruct your broker about how you wish your shares to be voted and notify Innisfree of your instructions at the following address: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

What should I do if I receive a proxy card from the Company?

You will also be receiving proxy solicitation materials from Freshpet, including a proxy statement and white proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We do not endorse any of Opposed Company Nominees and recommend that you disregard any proxy card or solicitation materials that may be sent to you by the Company. The Participants and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholder will have the ability to vote for up to three nominees on the Participants’ enclosed GREEN proxy card. There is no need to use the Company’s white proxy card or voting instruction form, regardless of how you wish to vote.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree. Stockholders may call 877-750-8338 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	returning a later-dated proxy, either by voting by telephone, or Internet by following the instructions on the enclosed GREEN proxy card from JANA, or by signing, dating and returning the enclosed GREEN proxy card from JANA in the postage-paid envelope provided (the latest dated proxy is the only one that counts);
•	delivering a written revocation or a later dated proxy for the Annual Meeting to Innisfree or to the secretary of the Company; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. If you attend the Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Annual Meeting WILL NOT be sufficient to revoke your prior given voting instructions. You must have written authority from the record owner to vote your shares held in its name at the meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree. Stockholders may call 877-750-8338 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that a copy of any revocation be mailed to JANA Partners LLC c/o 501 Madison Avenue, 20th Floor, New York, NY 10022, so that we will be aware of all revocations.

Who is making this Proxy Solicitation and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements. JANA will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. JANA has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. JANA will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that certain regular employees and partners or officers of JANA will also participate in the solicitation of proxies in support of the JANA Nominees (and the Additional JANA Nominee, as applicable). Such employees will receive no additional consideration if they assist in the solicitation of proxies.

JANA has retained Innisfree to provide solicitation and advisory services in connection with this solicitation. Innisfree will be paid a fee not to exceed $[•] based upon the campaign services provided. In addition, JANA will reimburse Innisfree for certain documented, out-of-pocket fees and expenses and will indemnify Innisfree against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Innisfree will employ approximately [•] persons to solicit the Company’s stockholders as part of this solicitation. Innisfree does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation.

The entire expense of soliciting proxies is being borne by JANA. Costs of this proxy solicitation are currently estimated to be approximately $[•]. We estimate that through the date hereof, JANA’s expenses in connection with this proxy solicitation are approximately $[•]. If successful, JANA may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, JANA does not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of three of the JANA Nominees (and the Additional JANA Nominee, as applicable), if all are elected, and the Current Directors, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

What is Householding of Proxy Materials?

If you share an address with other stockholders of the Company, you may receive notification that you are being sent only a single copy of the proxy materials (including a copy of this Proxy Statement), unless your bank, broker or other nominee that provides the notification receives contrary instructions from the affected stockholders. This practice, permitted under the SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for stockholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or our proxy solicitor, Innisfree, if you hold registered shares. We will promptly deliver a separate copy of the proxy materials upon request. You can notify Innisfree at the following address or phone number: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, at 877-750-8338 (toll-free) or at +1 (412) 232-3651 (collect).

What if I experience technical issues with the virtual meeting platform?

The Company will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting platform for the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the Annual Meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. We encourage you to access the virtual meeting prior to the start time.

Where can I find additional information concerning Freshpet?

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have omitted from this Proxy Statement certain disclosures required by applicable law to be included in the Company’s proxy statement in connection with the Annual Meeting. Such disclosures includes information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning the Company’s directors who are not up for election at the Annual Meeting; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2024 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company’s definitive proxy statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this Proxy Statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in or excerpted from the Company’s proxy statement. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This Proxy Statement and all other solicitation materials in connection with this proxy solicitation will be available on the internet, free of charge, on the SEC’s website at http://www.sec.gov/.

CONCLUSION

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed GREEN proxy card today.

Thank you for your support,

JANA Partners LLC
JANA Partners Management, LP
JANA Strategic Investments Benchmark Master Fund, L.P.
Barry Rosenstein
Scott Ostfeld
Diane Dietz Suciu
Timothy R. McLevish
Kurt T. Schmidt
Ginger Gorden
James Lillie

Carsten Charles (CC) Sabathia, Jr.

Dwyane Wade

[•], 2023

ANNEX I: INFORMATION ON THE PARTICIPANTS

The “Participants” in this Proxy Solicitation are: (i) JANA Partners LLC, a Delaware limited liability company (“JANA Partners”); (ii) JANA Partners Management, LP, a Delaware limited partnership (the “JANA Management”); (iii) JANA Strategic Investments Benchmark Master Fund, L.P., a Cayman Islands exempted limited partnership (“JANA Benchmark” and, together with JANA Partners and JANA Management, “JANA”); (iv) Barry Rosenstein, (v) Scott Ostfeld, (vi) Diane Dietz (“Ms. Dietz”), (vii) Timothy R. McLevish (“Mr. McLevish”), (viii) Kurt T. Schmidt (“Mr. Schmidt”), (ix) Ginger Gorden (“Ms. Gorden”), (x) James Lillie (“Mr. Lillie”), (xi) Carsten Charles (CC) Sabathia, Jr. (“Mr. Sabathia”) and (xii) Dwyane Wade (“Mr. Wade”).

As of the close of business on [•], 2023, the Participants may be deemed to beneficially own, in the aggregate, [4,584,623] shares of Common Stock, representing approximately [9.5]% of the Company’s outstanding shares of Common Stock. The percentages used herein are based upon 48,120,811 shares of Common Stock outstanding as of May 4, 2023, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 8, 2023.

Of the [4,584,623] shares of Common Stock beneficially owned in the aggregate by the Participants: (a) [4,439,586] shares of Common Stock are beneficially owned by JANA Partners and JANA Management, (b) [68,000] shares of Common Stock are beneficially owned by Ms. Dietz; (c) [40,800] shares of Common Stock are beneficially owned by Mr. Lillie; (d) [24,000] shares of Common Stock are beneficially owned by Mr. McLevish; (e) [1,744] shares of Common Stock are beneficially owned by Mr. Schmidt; (f) [6,292] shares of Common Stock are beneficially owned by Mr. Wade; (g) [2,586] shares of Common Stock are beneficially owned by Mr. Sabathia; and (h) [1,615] shares of Common Stock are beneficially owned by Ms. Gorden.

JANA, Ms. Dietz, Mr. Lillie, Mr. McLevish, Mr. Schmidt, Mr. Wade, Mr. Sabathia and Ms. Gorden may be deemed a “group” as defined in Rule 13d-5 of the Exchange Act, and pursuant to such definition, the JANA Partners and JANA Management, Ms. Dietz, Mr. Lillie, Mr. McLevish, Mr. Schmidt, Mr. Wade, Mr. Sabathia and Ms. Gorden may be deemed to collectively and beneficially own an aggregate [4,584,623] shares of Common Stock.

JANA expressly disclaims beneficial ownership of the shares of Common Stock held by each of the other Participants, who, likewise, expressly disclaim beneficial ownership of the shares of Common Stock held by the other Participants.

The address of the business office of each of JANA Management and JANA Partners is c/o JANA Partners LLC, 767 Fifth Avenue, 8th Floor, New York, New York 10153.

The principal business of each of JANA Management, JANA Partners and Mr. Rosenstein is investment management.

The principal business addresses, along with the principal occupation, of each of the JANA Nominees and the Additional JANA Nominee are disclosed in the section titled “PROPOSAL 1: ELECTION OF DIRECTORS”.

The shares of Common Stock held by the Beneficial Owners are held by JANA Benchmark in commingled margin accounts, which may extend margin credit to JANA Management and JANA Partners from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the JANA Nominees and the Additional JANA Nominee are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the JANA Nominees and the Additional JANA Nominee, except as set forth in this Proxy Statement (including the Annexes), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years. Neither the JANA Nominees, the Additional JANA Nominee nor any associate of a JANA Nominee or the Additional JANA Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

Transactions by the Participants with respect to the Company’s securities

The following tables set forth all transactions in the Common Stock effected by any of the Participants during the past two years.

Common Stock

JANA*

Trade Date	Amount Acquired (Sold)	9/12/2022 9/13/2022 9/14/2022	341,854** 220,954** 320,370**	3/31/2023 4/3/2023 4/4/2023	16,536** 5,000** 5,000**
7/18/2022	93,878**	9/15/2022	264,827**	4/5/2023	5,000**
7/19/2022	18,942**	9/16/2022	369,155**	4/6/2023	5,000**
7/26/2022	120,038**	9/19/2022	125,000**	4/10/2023	5,000**
7/27/2022	15,287**	9/20/2022	133,478**	4/11/2023	5,000**
7/29/2022	(134,832)**	9/21/2022	100,000**	4/12/2023	5,000**
8/1/2022	(113,313)**	9/22/2022	47,048**	4/13/2023	5,000**
8/9/2022	505,000**	10/3/2022	(195,000)**	4/14/2023	10,000**
8/17/2022	52,918**	10/4/2022	(109,700)**	5/4/2023	(13,743)**
8/19/2022	106,544**	10/5/2022	(45,300)**	5/5/2023	(143,858)**
8/22/2022	198,161**	10/6/2022	(75,000)**	5/8/2023	(39,324)**
8/23/2022	37,117**	11/2/2022	(15,000)**	5/10/2023	(153,075)**
8/26/2022	192,000**	11/3/2022	302,900***	5/11/2023	(36,000)**
8/29/2022	155,793**	12/1/2022	16,300**	5/18/2023	143,724
8/30/2022	230,978**	12/14/2022	1,000**	5/19/2023	161,276
8/31/2022	154,300**	12/14/2022	(1,000)**	5/22/2023	175,989
9/1/2022	162,000**	2/2/2023	(153,139)**	5/23/2023	150,000
9/2/2022	108,381**	2/3/2023	(74,700)**	5/25/2023	25,000
9/6/2022	155,000**	3/15/2023	80,428**	5/31/2023	104,285
9/7/2022	213,278**			6/1/2023	1,100
9/8/2022	71,731**

* Transactions in the Common Stock may be deemed to have been effected by each of Mr. Rosenstein, as a Principal and Managing Partner of JANA, and Mr. Ostfeld, as a Managing Partner of JANA.

**Trade made for rebalancing purposes.

***Common Stock issued pursuant to an exercise of options.

Ms. Dietz		Ms. Gorden

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
9/13/2022	28,000	9/21/2022	1,900
9/14/2022	15,000	10/7/2022	(285)
9/19/2022	5,000
9/20/2022	10,000	Mr. Lillie
9/21/2022	20,000
10/6/2022	(5,000)
10/7/2022	(5,000)
		Trade Date	Amount Acquired (Sold)
Mr. McLevish		9/15/2022	24,000
		9/20/2022	24,000
Trade Date	Amount Acquired (Sold)	10/7/2022	(7,200)
9/19/2022	20,000
9/20/2022	4,000	Mr. Sabathia

		Trade Date	Amount Acquired (Sold)
Mr. Schmidt		9/21/2022	3,046
		10/7/2022	(460)
Trade Date	Amount Acquired (Sold)
12/13/2022	1,344
12/29/2022	400
		Mr. Wade

		Trade Date	Amount Acquired (Sold)
		9/21/2022	6,292

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR” all of the JANA Nominees in one of three ways:

●	Voting via the Internet by following the easy instructions on the enclosed GREEN proxy card or GREEN voting instruction form;

●	Voting by telephone using the toll-free number listed on the enclosed GREEN proxy card or GREEN voting instruction form and following the easy voice prompts; or

●	We encourage all stockholders to vote electronically. If you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed GREEN proxy card or GREEN voting instruction in the postage-paid envelope provided.

If any of your shares are held in the name of a broker, bank, bank nominee or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed GREEN voting instruction form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN proxy card to be issued representing your shares. Please follow the simple instructions on the enclosed GREEN proxy card.

After voting the enclosed GREEN proxy card, DO NOT SIGN OR RETURN FRESHPET’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Freshpet, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Freshpet by voting by telephone or the Internet following the instructions on the enclosed GREEN proxy card or by signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation to the Company, by delivering a later-dated proxy for the Annual Meeting to Innisfree or by voting by ballot in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call:

1 (877) 750-8338 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)

Banks and Brokers Call Collect: 1 (212) 750-5833

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PRELIMINARY COPY SUBJECT TO COMPLETION

PLEASE SUBMIT YOUR VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

FRESHPET, INC.

GREEN Proxy Card for 2023 Annual Meeting of Stockholders Scheduled for July 25, 2023 (the “Annual Meeting”):

THIS PROXY SOLICITATION IS BEING MADE BY JANA PARTNERS LLC AND CERTAIN OF ITS AFFILIATES (“JANA”, “WE” OR “US”), THE INDIVIDUALS NAMED IN PROPOSAL 1 (THE “JANA NOMINEES”), KURT T. SCHMIDT, GINGER GORDEN, JAMES LILLIE, CARSTEN CHARLES (CC) SABATHIA AND DWYANE WADE

THE BOARD OF DIRECTORS (THE “BOARD”) OF FRESHPET, INC. IS NOT SOLICITING THIS PROXY

The undersigned appoints each of Scott Ostfeld, Jennifer Fanjiang, Scott Winter and Eleazer Klein, as attorneys and agents with full power of substitution, to vote all shares of common stock of Freshpet, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled to be held on July 25, 2023, at [☐], including at any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to JANA a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof).

IF YOU SUBMIT A VALIDLY EXECUTED GREEN PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO A PROPOSAL, THE GREEN PROXY CARD WILL BE VOTED AS FOLLOWS WITH RESPECT TO ANY SUCH PROPOSAL: “FOR” ALL THE JANA NOMINEES LISTED IN PROPOSAL 1, “WITHHOLD” ON ALL THE OPPOSED COMPANY NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “ABSTAIN” ON PROPOSAL 3.

WHILE YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY OR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, YOU MAY MARK A VOTE “FOR” ONLY THREE NOMINEES IN TOTAL. IF YOU MARK A VOTE “FOR” WITH RESPECT TO FEWER THAN THREE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU MARK A VOTE “FOR” WITH RESPECT TO MORE THAN THREE NOMINEES, YOUR VOTES ON PROPOSAL 1 REGARDING NOMINEES WILL BE INVALID AND WILL NOT BE COUNTED.

AS DISCLOSED IN THE PROXY STATEMENT, IN THE EVENT OF A CLASS III REINSTATEMENT (AS DEFINED THEREIN), JANA WILL EXERCISE ITS DISCRETIONARY AUTHORITY TO VOTE “FOR” KURT T. SCHMIDT, THE ADDITIONAL JANA NOMINEE (THE “ADDITIONAL JANA NOMINEE”), ON ALL VALIDLY SIGNED AND RETURNED GREEN PROXY CARDS. IN ADDITION, IN THE UNLIKELY EVENT THAT ONE OF THE JANA NOMINEES IS UNABLE TO, OR FOR GOOD CAUSE WILL NOT, STAND FOR ELECTION AT THE ANNUAL MEETING, JANA WILL EXERCISE ITS DISCRETIONARY AUTHORITY TO VOTE FOR THE ELECTION OF THE ADDITIONAL JANA NOMINEE IN PLACE OF SUCH JANA NOMINEE AT THE ANNUAL MEETING. IN THE EVENT OF ANY OF THE FOREGOING, JANA WILL GIVE PROMPT NOTICE TO THE COMPANY AND WILL FILE AND DISCLOSE TO STOCKHOLDERS ALL RELEVANT INFORMATION.

TO VOTE BY MAIL, PLEASE SIGN, DATE, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

(continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Freshpet, Inc. common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet

Please access [•] (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Telephone
Please call toll-free in the U.S. or Canada at [ ] on a touch-tone telephone. You will be required to provide the unique control number printed below.

CONTROL NUMBER

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the GREEN proxy card.

Submit your proxy by Mail
Please complete, sign, date and return the GREEN proxy card in the envelope provided to: [ADDRESS]

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6☐

X	Please mark vote as in this sample

JANA recommends you vote “FOR” all of the JANA Nominees in Proposal 1, “WITHHOLD” on all of the Opposed Company Nominees in Proposal 1, and “FOR” Proposal 2. JANA makes no recommendation on Proposal 3.

Proposal 1 – Election of Directors for terms ending in 2025

Vote “FOR” up to three (3) nominees in total.

JANA recommends you vote “FOR” all of the JANA Nominees

JANA NOMINEES	FOR	WITHHOLD
Diane Dietz	☐	☐
Timothy R. McLevish	☐	☐
Scott Ostfeld	☐	☐

JANA recommends you “WITHHOLD” on all the Opposed Company Nominees

OPPOSED COMPANY NOMINEES	FOR	WITHHOLD
William B. Cyr	☐	☐
Olu Beck	☐	☐
Leta D. Priest	☐	☐

JANA recommends voting “FOR” Proposal 2

	FOR	AGAINST	ABSTAIN
Proposal 2 – Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2023	☐	☐	☐

JANA makes no recommendation on Proposal 3

	FOR	AGAINST	ABSTAIN
Proposal 3 – To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE

ONLY VALID IF SIGNED. Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date:__________________________

Signature

Signature (if jointly held)

Title(s)